As filed with the Securities and Exchange Commission on September 5, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2286804
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5660 New Northside Drive Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip code)

Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan

(Full title of the Plan)

Andrew J. Surdykowski, Esq.

General Counsel

Intercontinental Exchange, Inc.

5660 New Northside Drive

Atlanta, GA 30328

(770) 857-4700

(Name and Address of Agent For Service)

Please Send Copies of Communications to:

John J. Cannon III, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-8159

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to shares of common stock, par value $0.01 per share (“ICE Stock”), of Intercontinental Exchange, Inc., a Delaware corporation (the “Registrant”), outstanding in respect of certain outstanding equity awards with respect to shares of common stock, par value $0.0001 per share (“Black Knight Stock”), of Black Knight, Inc., a Delaware corporation (“Black Knight”), which were assumed by the Registrant and converted into equity awards in respect of shares of ICE Stock in connection with the Registrant’s acquisition of Black Knight, as described below. These equity awards were granted pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”).

On September 5, 2023, pursuant to the Agreement and Plan of Merger dated May 4, 2022 (as amended on March 7, 2023, the “Merger Agreement”), by and among the Registrant, Black Knight and Sand Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into Black Knight (the “Merger”), with Black Knight continuing as the surviving corporation and as a wholly owned subsidiary of the Registrant.

The Merger Agreement provides that, at the effective time of the Merger (the “Effective Time”), certain outstanding restricted stock awards with respect to shares of Black Knight Stock granted under the Plan were converted into restricted stock awards with respect to shares of ICE Stock (the “Assumed RSAs”). The Assumed RSAs are generally subject to the same terms and conditions as were applicable to the applicable Black Knight restricted stock award immediately prior to the Effective Time, except that the number of shares of ICE Stock subject to such equity awards has been adjusted in accordance with the Merger Agreement and each applicable “Performance Restriction” was deemed satisfied.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant previously filed with the Commission:

a.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 2, 2023, and any amendment thereto;

b.	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed on May 4, 2023, and for the quarter ended June 30, 2023, filed on August 3, 2023 (File No. 001-36198);

c.	the Registrant’s Current Reports on Form 8-K filed on March 7, 2023, March 9, 2023, May 22, 2023, July 17, 2023, August 7, 2023 and September 5, 2023; and

d.

the description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form S-4, filed with the Commission on June 17, 2022 under the heading “Description of ICE’s Capital Stock” together with any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers, as well as other employees and individuals (the “Indemnitee”), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The Indemnitee must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant Indemnitee are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 10.6 of the Registrant’s bylaws provides for indemnification by the Registrant of its directors, senior officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a director under Section 174 of the DGCL, (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) for an officer in any action by or in the right of the corporation. The Registrant’s charter provides for such limitation of liability with respect to directors only.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to it with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1

Sixth Amended and Restated Certificate of Incorporation of Intercontinental Exchange, Inc., effective August 22, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 22, 2022).

4.2

Ninth Amended and Restated Bylaws of Intercontinental Exchange, Inc., effective August 22, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 22, 2022).

4.3	Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan.*

5.1	Opinion of Shearman & Sterling LLP.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.3	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).*

107.1	Filing Fee Table.*

*	Filed herewith

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 5, 2023.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Andrew J. Surdykowski
Andrew J. Surdykowski
General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Warren Gardiner and Andrew J. Surdykowski, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey C. Sprecher	Chair of the Board and Chief Executive Officer (principal executive officer)	September 5, 2023
Jeffrey C. Sprecher

/s/ A. Warren Gardiner	Chief Financial Officer (principal financial officer)	September 5, 2023
A. Warren Gardiner

/s/ James W. Namkung	Chief Accounting Officer and Corporate Controller (principal accounting officer)	September 5, 2023
James W. Namkung

/s/ Sharon Y. Bowen	Director	September 5, 2023
Sharon Y. Bowen

/s/ Shantella E. Cooper	Director	September 5, 2023
Shantella E. Cooper

/s/ Duriya M. Farooqui	Director	September 5, 2023
Duriya M. Farooqui

/s/ The Rt. Hon. the Lord Hague of Richmond	Director	September 5, 2023
The Rt. Hon. the Lord Hague of Richmond

/s/ Mark F. Mulhern	Director	September 5, 2023
Mark F. Mulhern

/s/ Thomas E. Noonan	Director	September 5, 2023
Thomas E. Noonan

/s/ Caroline L. Silver	Director	September 5, 2023
Caroline L. Silver

/s/ Judith A. Sprieser	Director	September 5, 2023
Judith A. Sprieser

/s/ Martha A. Tirinnanzi	Director	September 5, 2023
Martha A. Tirinnanzi